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                                                                     EXHIBIT 4.4


                          NINTH SUPPLEMENTAL INDENTURE

         THIS NINTH SUPPLEMENTAL INDENTURE, dated as of November 3, 1998, is executed by PERLCO, L.L.C., a Tennessee limited liability company ("PerlCo"), a wholly-owned subsidiary of METAL MANAGEMENT, INC., a Delaware corporation (the "Company"), for the sole purpose of granting a guarantee under the Indenture (as amended from time to time, the "Indenture"), dated as of May 13, 1998, with respect to the Company's 10% Senior Subordinated Notes due 2008 (the "Notes"), entered into among the Company, the Guarantors (as defined therein) and LASALLE NATIONAL BANK, as trustee (the "Trustee").

                              PRELIMINARY STATEMENT

         The Company, the Guarantors and the Trustee have entered into the Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

         Section 4.18 of the Indenture expressly provides that any Restricted Subsidiary (i) that has assets or revenues in any fiscal year in excess of $200,000 or (ii) that is not a Guarantor and is a borrower under the Senior Credit Facility shall execute a supplemental indenture to become a Guarantor of the Company's Notes. Pursuant to Section 4.18 of the Indenture, PerlCo executes this Ninth Supplemental Indenture to a become Guarantor of the Company's Notes. PerlCo has, by Board Resolution, authorized this Ninth Supplemental Indenture. The Trustee has determined that this Ninth Supplemental Indenture is in form satisfactory to it.

         NOW, THEREFORE, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Ninth Supplemental Indenture, as follows:

         Section 1.        Guarantee on the Notes.

         PerlCo hereby subjects itself to the provisions of the Indenture as a Guarantor in accordance with Article 11 of the Indenture.

         Section 2.        Counterparts

         This Ninth Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.




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         IN WITNESS WHEREOF, the undersigned have caused this Ninth Supplemental
Indenture to be duly executed by its respective officers as of the day and year first above written.

                                 PERLCO, L.L.C.


                                 By: /s/ David A. Carpenter
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                                 Name: David A. Carpenter
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                                 Its: Vice President
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